EXHIBIT (a)(1)(A)

TRIDENT MICROSYSTEMS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR A NUMBER OF RESTRICTED STOCK RIGHTS

THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER
EXPIRE AT 9:00 P.M., PACIFIC STANDARD TIME, ON MARCH 10, 2010, UNLESS WE EXTEND THIS OFFER

FEBRUARY 10, 2010

Trident Microsystems, Inc., which is sometimes referred to in this offer as “Trident,” “we” or “us,” is offering option holders who are current employees of Trident or any of its subsidiaries the opportunity to exchange certain outstanding options to purchase shares of our common stock having a per share exercise price equal to or greater than $4.69 for a lesser number of shares of restricted stock or restricted stock units, calculated in accordance with applicable exchange ratios set forth below. Eligible employees participating in the offer who are subject to U.S. income taxation will receive shares of restricted stock, while all other eligible employees participating in the offer will receive restricted stock units. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of service until they have vested following a specified period of service. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a specified period of service. In this offer, except where it is necessary to differentiate between these two types of awards, we refer to both shares of restricted stock and restricted stock units as “restricted stock rights.”

The replacement restricted stock rights will be granted as of the expiration of this offer.

We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options for a Number of Restricted Stock Rights (this “Offer to Exchange”) and in the related documents referred to in this document. The Offer to Exchange, the related announcement from Sylvia Summers Couder dated February 10, 2010, and the related documents referred to in this document constitute the “offer” or “option exchange.”

Options eligible for exchange (“eligible options”) are those that:

•	have an exercise price equal to or greater than $4.69 per share;

•	were granted under one of our existing equity incentive plans prior to February 10, 2009; and

•	do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled.

However, “eligible options” will not include any option with a fixed exercise schedule and a per share exercise price less than the fair market value of a share of our common stock as of the date of grant of such option (“excluded options”).

You are eligible to participate in the option exchange only if you:

•	are an employee of Trident or one of its subsidiaries on the date this offer commences and remain an employee through the date on which the offer expires;

•	are not a member of our Board of Directors, one of our named executive officers (our “Named Executive Officers”), as identified in our definitive proxy statement for our 2010 annual meeting of stockholders, filed with the Securities and Exchange Commission (“SEC”) on December 18, 2009, or one of our executive officers who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	hold at least one eligible option as of the commencement of this offer.

Although we intend to allow all international employees to participate in the offer, we may exclude otherwise eligible employees located outside the United States if we determine that their participation would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. We reserve the right to withdraw the offer in any jurisdiction where we determine that extending the offer would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the offer in a particular jurisdiction, the offer will not be made to, nor will surrenders of eligible options be accepted from or on behalf of, employees in that jurisdiction.

The outstanding options that you hold under our existing equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Exchange Ratios.  We determined the following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement share of restricted stock or restricted stock unit, as applicable) using the Black-Scholes option valuation model and based them on, among other things, the closing sales price per share of our common stock as of February 9, 2010 of $1.50 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock rights that would have a value, determined as of February 9, 2010, approximately equal in the aggregate to the value of the stock options surrendered. Replacement restricted stock rights calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

		Shares Subject to
		Replacement Restricted
	Shares Subject to	Stock Right
Exercise Price Range	Option Surrendered	to be Granted

$4.69 to $7.42	3.2	1
$8.36 to $11.34	4.9	1
$15.23 to $16.50	5.5	1
$19.65 to $22.94	6.0	1
$24.21 to $26.40	6.7	1

If you are eligible to participate, you can exchange all or any of the outstanding eligible options on a grant-by-grant basis. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

This offer is currently scheduled to expire on March 10, 2010 (the “offer expiration date”), and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter (the “option cancellation date”). If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date. We will grant replacement restricted stock rights under the Trident Microsystems, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) on or promptly after the option cancellation date.

Even if you are eligible to participate, you are not required to accept the offer.

The replacement restricted stock rights will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. All restricted stock rights granted in exchange for eligible options will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant. Vesting is conditioned on your continued service with us or any of our subsidiaries through each applicable vesting date.

Although the Compensation Committee of our Board of Directors (the “Compensation Committee”) has approved this offer, neither we, the Compensation Committee nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Section 7, Conditions of the Offer, of this Offer to Exchange and the terms described in this offer.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “TRID.” On February 9, 2010, the closing sales price of our common stock reported on the NASDAQ Global Select Market was $1.50 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

As of February 9, 2010, eligible options were outstanding under our existing equity incentive plans for approximately 1,843,610 shares of our common stock, or approximately 1.05% of the total shares of our common stock outstanding as of February 9, 2010. There were 174,994,133 total shares outstanding as of February 9, 2010. Assuming that all eligible options are surrendered for exchange and canceled, we would issue replacement restricted stock rights with respect to 365,797 shares of our common stock, or approximately 0.21% of the total shares of our common stock outstanding as of February 9, 2010.

IMPORTANT

If you wish to surrender any of your eligible options for exchange in the offer, you must notify us of your election to exchange options before the option exchange expires. You may notify us of your election by making an election online at the offer website, which is available at https://trident.equitybenefits.com. Your online election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 10, 2010 (or such later date as may apply if the offer is extended).

Included in the materials emailed to you is your Employee ID Number and Password. You will need your Employee ID Number and Password to gain access to your personal information on the offer website at https://trident.equitybenefits.com and to make your online elections with respect to the offer.

If you have difficulty accessing the offer website and require assistance, please contact us by email at optionexchange@tridentmicro.com or by facsimile at (408) 988-9158. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time, Monday through Friday.

Although we intend to allow all international employees to participate in the offer, we may exclude otherwise eligible employees located outside the United States if we determine that their participation would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. We reserve the right to withdraw the offer in any jurisdiction where we determine that extending the offer would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the offer in a particular jurisdiction, the offer will not be made to, nor will surrenders of eligible options be accepted from or on behalf of, employees in that jurisdiction.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TRIDENT HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. TRIDENT HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTRONIC ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY TRIDENT.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF TRIDENT OR ANY OF ITS SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

TRIDENT RESERVES THE RIGHT TO AMEND OR TERMINATE ITS EQUITY INCENTIVE PLANS AT ANY TIME, AND THE GRANT OF A RESTRICTED STOCK RIGHT UNDER THE 2010 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE TRIDENT TO GRANT ADDITIONAL EQUITY AWARDS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF A RESTRICTED STOCK RIGHT AND ANY FUTURE EQUITY AWARDS GRANTED UNDER THE 2010 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

v

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about this offer. However, it is only a summary, and you should read carefully the remainder of this Offer to Exchange. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended June 30, 2009 and our quarterly report on Form 10-Q for the quarter ended September 30, 2009, as those documents contain important financial and other information about us. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics covered in this summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in this offer.

INDEX TO QUESTIONS AND ANSWERS

1. What is the option exchange?

2. Why is Trident making the exchange offer?

3. How does the exchange work?

4. What options are eligible for exchange in this offer?

5. Who is eligible to participate in the offer?

6. What are the differences between restricted stock rights and the eligible options that may be surrendered in the option exchange?

7. How will I know if I have received a “Notice of Termination”?

8. What if I change my place of residence before the offer expires?

9. What do I need to do to participate in the offer?

10. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

11. What will happen if I do not submit my electronic election form by the deadline?

12. If I participate, what will happen to my current options?

13. What are the conditions to the offer?

14. What if I am an employee of Trident or one of its subsidiaries when the offer begins, but not an employee when the offer expires?

15. What if I elect to participate in the option exchange and then leave Trident and its subsidiaries after the replacement restricted stock rights are granted?

16. Why aren’t the exchange ratios set at one-for-one?

17. If I participate, what will happen to the shares of common stock related to my exchanged options?

18. Which options may I surrender for cancellation?

19. If I elect to exchange some of my eligible options, do I have to exchange all of my eligible options?

20. What does it mean to exchange on a “grant-by-grant” basis?

21. Will I be required to give up all my rights to the canceled options?

22. Can I exchange both vested and unvested options?

23. Can I exchange options that I have already exercised in full?

24. Can I exchange the remaining portion of an option that I have already partially exercised?

25. When will I receive my replacement restricted stock rights?

26. When will the replacement restricted stock rights vest?

27. Will I have to pay for my replacement restricted stock rights?

28. What happens to options that I choose not to surrender or that are not accepted for exchange?

29. Will I have to pay taxes if I exchange my options in the offer?

30. Can I withdraw previously surrendered options?

31. Why can’t I just be granted additional options?

32. How should I decide whether to exchange my eligible options in the option exchange?

33. What if I have questions about the option exchange, or if I need a paper copy of this Offer to Exchange document or any documents attached or referred to in this document?

1.	What is the option exchange?

The option exchange, or this offer, is a one-time offer by Trident to allow eligible employees of Trident or any of its subsidiaries to exchange their outstanding eligible options for a lesser number of shares of restricted stock or restricted stock units. Eligible employees participating in the offer who are subject to U.S. income taxation will receive shares of restricted stock, while all other eligible employees participating in the offer will receive restricted stock units. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of service until they have vested following a specified period of service. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a specified period of service. The number of replacement restricted stock rights that will be granted in exchange for eligible existing options will be determined by the exchange ratios described below under Question 3. The replacement restricted stock rights will be granted on the date we cancel the options accepted for exchange, which will be the first business day after the offer expiration date, or promptly thereafter. The replacement restricted stock rights will have the terms and be subject to the conditions as provided for in the 2010 Plan. The replacement restricted stock rights will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. All restricted stock rights granted in exchange for eligible options will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant. Vesting is conditioned on your continued service with us or any of our subsidiaries through each applicable vesting date.

2.	Why is Trident making the exchange offer?

Like many companies, we have experienced a steep decline in our stock price over the last two years. As a result of the decline in our stock price over the past two years, a substantial portion of our employees hold options with exercise prices significantly higher than the current market price of our common stock. We believe these “underwater” options are not sufficiently effective as performance and retention incentives. To promote long-term stockholder value, we need to maintain competitive employee compensation and incentive programs that will assist us to motivate and retain our employees. By offering to replace significantly underwater options with restricted stock rights, which are designed to provide value without regard to an exercise price, we believe the option exchange will offer a meaningful incentive for eligible employees.

In addition, since many of the eligible options have been underwater for extended periods, employees have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Because participating employees will receive significantly fewer restricted stock rights than the numbers of shares subject to the options they surrender, the option exchange will reduce this option overhang, particularly those options having the highest exercise prices and the least employee retention value.

The option exchange will also enable us to recapture value from compensation expense that we already have incurred and will continue to incur with respect to outstanding underwater stock options. Generally, when stock options are granted to employees, we bear a compensation expense that reduces our net income. This expense is based upon the fair value of the stock options determined on their grant dates using the Black-Scholes option valuation model. Under applicable accounting rules, we will continue to be obligated to recognize compensation expense with respect to underwater options, even if these options are never exercised. Rather than continuing to recognize this expense for underwater options that are of limited to no value in motivating and retaining our employees, the option exchange will enable us to realize the intended benefits of the original awards without any material increase in compensation expense.

Finally, the option exchange is designed to align our existing equity compensation programs with our current compensation philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives (such as restricted stock rights) to provide long-term equity incentives to our employees.

See Section 3, Purpose of the Offer, for more information.

3.	How does the exchange work?

We are offering to exchange eligible outstanding options for a predetermined number of replacement shares of restricted stock or restricted stock units, rounded down to the nearest whole share, based on the exchange ratios described below. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of service until they have vested following a specified period of service. Eligible employees participating in the offer who are subject to U.S. income taxation will receive shares of restricted stock, while all other eligible employees participating in the offer will receive restricted stock units. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a specified period of service. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

We determined the following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement share of restricted stock or restricted stock unit, as applicable) using the Black-Scholes option valuation model and based them on, among other things, the closing sales price per share of our common stock as of February 9, 2010 of $1.50 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock rights that would have a value, determined as of February 9, 2010, approximately equal in the aggregate to the value of the stock options surrendered. Replacement restricted stock rights calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

		Shares Subject to
		Replacement Restricted
	Shares Subject to	Stock Right
Exercise Price Range	Option Surrendered	to be Granted

$4.69 to $7.42	3.2	1
$8.36 to $11.34	4.9	1
$15.23 to $16.50	5.5	1
$19.65 to $22.94	6.0	1
$24.21 to $26.40	6.7	1

We will grant replacement restricted stock rights under the 2010 Plan on or promptly after the option cancellation date.

If you are eligible to participate, you can exchange all or any of the outstanding eligible options on a grant-by-grant basis. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

Example

To illustrate how the exchange ratios work, assume that you have three existing options each for 100 shares with corresponding exercise prices of: $3.15, $11.34 and $20.36.

If you elect to participate in the offer:

•	You will only be able to elect to exchange either or both of the two existing options with exercise prices of $11.34 and $20.36 for replacement restricted stock rights.

•	You will not be able to exchange your existing option with the exercise price of $3.15 for replacement restricted stock rights because the exercise price is below $4.69.

Under these facts, the table below shows the number of replacement restricted stock rights you would receive were you to participate in the offer:

			Shares Subject to
Exercise Price	Cancelled Shares Subject to		Replacement Restricted
of Existing Option	Existing Option Surrendered	Exchange Ratio	Stock Right

$11.34	100	4.9 to 1	20
$20.36	100	6.0 to 1	16

This offer is currently scheduled to expire on March 10, 2010, and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter. If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date.

The replacement restricted stock rights will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. All restricted stock rights granted in exchange for eligible options will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant. Vesting is conditioned on your continued service with us or any of our subsidiaries through each applicable vesting date. See Section 4, Procedures for Surrendering Eligible Options, for more information.

4.	What options are eligible for exchange in this offer?

We are offering to exchange your eligible options if you accept this offer for a lesser number of replacement restricted stock rights. Eligible options are all those that:

•	have an exercise price equal to or greater than $4.69 per share;

•	were granted under one of our existing equity incentive plans prior to February 10, 2009; and

•	do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled.

However, eligible options will not include any option with a fixed exercise schedule and a per share exercise price less than the fair market value of a share of our common stock as of the date of grant of such option (“excluded options”).

See Section 1, Eligible Options; Eligible Employees, for more information.

5.	Who is eligible to participate in the offer?

You are eligible to participate in this offer only if you:

•	are an employee of Trident or one of its subsidiaries on the date this offer commences and remain an employee through the date on which the offer expires;

•	are not a member of our Board of Directors, one of our Named Executive Officers or one of our executive officers who is subject to the provisions of Section 16 of the Exchange Act; and

•	hold at least one eligible option as of the commencement of this offer.

Although we intend to allow all international employees to participate in the offer, we may exclude otherwise eligible employees located outside the United States if we determine that their participation would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. We reserve the right to withdraw the offer in any jurisdiction where we determine that extending the offer would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the offer in a particular jurisdiction, the offer will not be made to, nor will surrenders of eligible options be accepted from or on behalf of, employees in that jurisdiction.

If you are currently on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence, you are also eligible to participate in the offer. However, if you resign or receive a “Notice of Termination” (as defined in the answer to Question 7 below) at any time before the offer expiration date, you are not eligible to participate in the offer. See Section 1, Eligible Options; Eligible Employees, for more information.

6.	What are the differences between restricted stock rights and the eligible options that may be surrendered in the option exchange?

A stock option is a right to buy a share of Trident common stock on or after the vesting date at a set exercise price. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of service until they have vested following a specified period of service. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a specified period of service. Restricted stock rights are a different type of award than options, and so the terms and conditions of your restricted stock rights necessarily will be different from your options. Your restricted stock rights will be granted under our 2010 Plan and will be subject to an award agreement, including any country-specific appendix thereto, under the 2010 Plan. The forms of award agreement for both restricted stock and restricted stock units have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. Further, the vesting schedule of your restricted stock rights will be different from the vesting schedule of your exchanged stock options.

Employees who receive restricted stock will have the right to vote the shares and to receive any dividends paid on such shares of restricted stock, except that dividends and other distributions paid in cash on unvested shares may be subject to restrictions and dividends or other distributions paid in shares will be subject to the same restrictions as the original restricted stock award. Employees who receive restricted stock units will have no voting rights or rights to receive cash dividends with respect to such restricted stock unit until shares of Trident common stock are issued in settlement of such vested awards. However, recipients of restricted stock units will be credited with additional dividend equivalent units on any date Trident pays cash dividends on its common stock.

See Section 2, Replacement Restricted Stock Rights; Expiration Date, for more information.

7.	How will I know if I have received a “Notice of Termination”?

For purposes of the offer, you have received a “Notice of Termination” if, at any time before the offer expiration date, you have received a written notice that Trident or any of its subsidiaries intends to take the necessary steps to end your employment relationship or, in accordance with local laws, you have received an offer, filed or have agreed in writing to file a petition in a labor court or have entered into an agreement, in each case, to end your employment relationship with Trident or any of its subsidiaries. See Section 1, Eligible Options; Eligible Employees, of the Offer to Exchange for more information.

8.	What if I change my place of residence before the offer expires?

Although we intend to allow all international employees to participate in the offer, we may exclude otherwise eligible employees located outside the United States if we determine that their participation would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. Accordingly, if you change your place of residence before the offer expiration date, and we determine that your participation would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices, you will not be able to participate in this offer.

See Section 1, Eligible Options; Eligible Employees, for more information.

9.	What do I need to do to participate in the offer?

If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the offer, you must notify us of your election to exchange such eligible stock options before the option exchange expires. You may notify us of your election by making an election online at the offer website, which is available at https://trident.equitybenefits.com. Your online election form must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 10, 2010 (or such later date as may apply if the offer is extended).

You do not need to return your stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange.

Included in the materials emailed to you is your Employee ID Number and Password. You will need your Employee ID Number and Password to gain access to your personal information on the offer website at https://trident.equitybenefits.com and to make your online elections with respect to the offer.

If you have difficulty accessing the offer website and require assistance, please contact us by email at optionexchange@tridentmicro.com or by facsimile at (408) 988-9158. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time, Monday through Friday.

Your eligible options will not be considered surrendered until we receive your properly submitted electronic election form before 9:00 p.m., Pacific Standard Time, on March 10, 2010 (or such later date as may apply if the offer is extended). If you miss the deadline or submit an electronic election form that is not properly completed as of the deadline, you will not be permitted to participate in the offer. You are responsible for making sure that your electronic election form is properly completed, submitted and received by us by the deadline.

This is a one-time offer, and we must strictly enforce the offer period. We cannot accept delivery of the electronic election form after the offer expiration date. We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine it would be unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we expect to accept all properly surrendered eligible options on March 10, 2010 (or such later date as may apply if the offer is extended).

See Section 4, Procedures for Surrendering Eligible Options, for more information.

10.	When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires at 9:00 p.m., Pacific Standard Time, on March 10, 2010, unless we extend the offer. Although we do not currently intend to do so, we may, in our sole discretion or as required, extend the offer expiration date at any time. If we extend the offer, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Standard Time, on the next business day following the previously scheduled expiration of the offer. If the offer expiration date is extended, then the option cancellation date and the restricted stock right grant date will be similarly extended.

11.	What will happen if I do not submit my electronic election form by the deadline?

If we do not receive your election to surrender eligible options for exchange before the offer expires, then all of your eligible options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your eligible options for exchange in the offer, you do not need to do anything.

However, we request that even if you decide not to participate in the offer that you complete the electronic election form and decline to participate in the offer. This will help to facilitate our administration of the offer. Of course, as described in the answers to Question 30 below, you are permitted during the period of this offer to change your election to participate in the offer.

12.	If I participate, what will happen to my current options?

We expect to cancel eligible options you elect to exchange under the option exchange on the first business day after the option expiration date, or promptly thereafter, and you will no longer have those options available for exercise. Any options that are not eligible options will not be canceled and will remain outstanding at their original exercise price and under their original terms. See Section 6, Acceptance of Eligible Options; Newly Issued Restricted Stock Rights, for more information.

13.	What are the conditions to the offer?

The offer is subject to the conditions described in Section 7, Conditions of the Offer, of this Offer to Exchange. However, the offer is not conditioned on a minimum number of options being surrendered. Participation in the offer is completely voluntary.

14.	What if I am an employee of Trident or one of its subsidiaries when the offer begins, but not an employee when the offer expires?

If you are no longer employed by Trident or any of its subsidiaries, whether voluntarily, involuntarily or for any other reason before the offer expiration date, you will not be able to participate in this offer.

Accordingly, if you are not an eligible employee of Trident or any of its subsidiaries on the offer expiration date, even if you had elected to participate in this offer and had surrendered your options for exchange, your surrender will automatically be deemed withdrawn and you will not participate in this offer.

If your employment ends before the offer expiration date, you will retain your outstanding options in accordance with their current terms and conditions. In the case of termination of your employment, you may exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms and conditions to the extent they are vested options. See Section 1, Eligible Options; Eligible Employees, for more information.

The offer does not change the nature of your “at-will” employment with Trident or any of its subsidiaries and does not create any obligation on the part of Trident or any of its subsidiaries to continue your employment for any period. Your employment may be terminated by us or any of our subsidiaries, as applicable, or by you at any time, including prior to the option expiration date or prior to the vesting date for any replacement restricted stock rights, for any reason, with or without cause.

15.	What if I elect to participate in the option exchange and then leave Trident and its subsidiaries after the replacement restricted stock rights are granted?

If you elect to participate in the option exchange and surrender eligible options for exchange, and if we accept your surrendered eligible options, your replacement restricted stock rights will be granted on the option cancellation date. If your service terminates for any reason after the date the restricted stock rights are granted, the terms and conditions of any restricted stock rights granted in the option exchange will apply. If your service with Trident and its subsidiaries terminates before your restricted stock rights are fully vested, you will forfeit the unvested portion of any restricted stock rights immediately upon the date your service terminates in accordance with the terms of your restricted stock rights agreement. See Section 1, Eligible Options; Eligible Employees, for more information.

16.	Why aren’t the exchange ratios set at one-for-one?

We determined the exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock right) using the Black-Scholes option valuation model and based them on, among other things, the closing sales price per share of our common stock as of February 9, 2010 of $1.50 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock rights that would have a value, determined as of February 9, 2010, approximately equal in the aggregate to the value of the stock options surrendered. An exchange ratio of one-for-one would not achieve this objective. See Section 2, Replacement Restricted Stock Rights; Expiration Date, for more information.

17.	If I participate, what will happen to the shares of common stock related to my exchanged options?

Options that you elect to exchange will be cancelled on March 11, 2010, or promptly thereafter, unless this offer is extended, in which case such option will be canceled on the first business day after the extended offer expiration date, or promptly thereafter. Shares of common stock subject to canceled options in excess of the number of shares of common stock required for the replacement restricted stock rights will be returned to the 2010 Plan and made available for future grant.

18.	Which options may I surrender for cancellation?

If you are eligible to participate, you may surrender for cancellation your eligible options, which are all options, other than the excluded options, that have an exercise price equal to or greater than $4.69 per share, were granted under one of our existing equity incentive plans prior to February 10, 2009, and do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled. See Section 1, Eligible Options; Eligible Employees, for more information.

19.	If I elect to exchange some of my eligible options, do I have to exchange all of my eligible options?

No. You may elect to exchange some or all of your eligible options on a grant-by-grant basis.

20.	What does it mean to exchange on a “grant-by-grant” basis?

Eligible options may be surrendered only on a grant-by-grant basis in exchange for replacement restricted stock rights. The entire grant must be surrendered. No partial surrender of a stock option grant will be accepted. Generally, when we grant stock options to employees, the stock option “grant” will provide the right to purchase a specified number of shares of common stock at a specified exercise price. For example, on January 1 an employee might receive a stock option grant and on June 1 the employee might receive another stock option grant. When we state that employees will be permitted to exchange eligible options for replacement restricted stock rights on a grant-by-grant basis, we mean that you can elect to exchange either one of the stock option grants, both of the stock option grants or neither of these stock option grants.

21.	Will I be required to give up all my rights to the canceled options?

Yes.  Each returned option that we accept for exchange will be canceled, along with the corresponding stock option agreement, and will cease to exist. You will no longer have any rights under those options.

22.	Can I exchange both vested and unvested options?

Yes.  You can exchange eligible options, whether or not they are vested. But if you choose to accept the offer with respect to a particular eligible option, you must surrender the entire eligible option, both the vested and unvested portions. However, as described further in the answer to Question 26, no portion of the replacement restricted stock rights will be immediately vested even if the option surrendered in exchange for these restricted stock rights is partially or fully vested.

23.	Can I exchange options that I have already exercised in full?

No.  The offer only pertains to outstanding options. It does not apply in any way to shares you have purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to the offer.

24.	Can I exchange the remaining portion of an option that I have already partially exercised?

Yes. Any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of an eligible option, only the portion of that option which has not yet been exercised will be eligible to be exchanged. Options for which you have properly submitted an exercise notice prior to the offer expiration date will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

25.	When will I receive my replacement restricted stock rights?

We expect to cancel all properly surrendered eligible options on the first business day after the offer expiration date, or promptly thereafter. We also expect that the grant date of the replacement restricted stock rights will be on or promptly after the option cancellation date. The scheduled offer expiration date is Tuesday, March 10, 2010 at 9:00 p.m., Pacific Standard Time, and we expect to accept and cancel all properly surrendered eligible options on Wednesday, March 11, 2010. We expect that the restricted stock right grant date will be Wednesday, March 11, 2010. If the offer expiration date is extended, then the option cancellation date and the restricted stock right grant date will be similarly extended. Award agreements, including any country-specific appendix thereto, governing the terms of the replacement restricted stock rights will be delivered to you as soon as reasonably practicable following the restricted stock right grant date. See Section 2, Replacement Restricted Stock Rights; Expiration Date, for more information.

26.	When will the replacement restricted stock rights vest?

The replacement restricted stock rights will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. All restricted stock rights granted in exchange for eligible options will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant. Vesting is conditioned on your continued service with us or any of our subsidiaries through each applicable vesting date.

27.	Will I have to pay for my replacement restricted stock rights?

No. You do not have to make any cash payment to us to receive your replacement restricted stock rights or the common stock upon vesting of your restricted stock rights. However, please see Question 29 below, and Section 14, Material U.S. Federal Income Tax Consequences, for information regarding potential tax withholding obligations.

28.	What happens to options that I choose not to surrender or that are not accepted for exchange?

Any options you choose not to surrender in the offer or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

29.	Will I have to pay taxes if I exchange my options in the offer?

Although the applicable tax laws may vary from country to country, generally, we believe the exchange of eligible options for restricted stock rights pursuant to the option exchange should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement restricted stock rights. However, you normally will recognize taxable income in connection with your restricted stock rights, generally upon vesting of the award, although the applicable tax laws may vary from country to country. For our U.S. employees and many of our and our subsidiaries’ non-U.S. employees, this income is subject to income and employment tax withholding. We will satisfy tax withholding obligations, if applicable, in the manner specified in the award agreement, including any country-specific appendix thereto, for your restricted stock rights. If permissible under applicable law and as specified in your award agreement, including any country-specific appendix thereto, we have the right, but not the obligation, to require you to satisfy all or any portion of your withholding obligations by deducting from the shares of common stock that would otherwise be released to you upon the vesting of your restricted stock or deliverable to you in settlement of your restricted stock units, as applicable, a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements.

Included as Appendix B to this Offer to Exchange are disclosures regarding the material federal tax consequences of participation in the offer in China, Hong Kong, Japan and Taiwan. If you are subject to the tax laws of one of these jurisdictions, you should review these disclosures carefully before deciding whether or not to participate in the offer.

Note that the tax treatment of restricted stock rights differs significantly from the tax treatment of your stock options.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in the option exchange. If you are subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

See Section 14, Material U.S. Federal Income Tax Consequences, for more information.

30.	Can I withdraw previously surrendered options?

Yes. If you elect to surrender eligible options and later change your mind, you may withdraw all or some of your surrendered option grants by notifying us of your election to withdraw the options before the offer expires. You may notify us of your withdrawal election by revising your election online at the offer website, which is available at https://trident.equitybenefits.com. Your online withdrawal election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 10, 2010 (or such later date as may apply if the offer is extended). In addition, although we presently intend to accept and cancel validly surrendered options promptly after the expiration of this offer, if we have not accepted and canceled your surrendered options by April 7, 2010, you may withdraw all or some of your surrendered option grants at any time after April 7, 2010.

If you have difficulty accessing the offer website and require assistance, please contact us by email at optionexchange@tridentmicro.com or by facsimile at (408) 988-9158. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time, Monday through Friday.

Once you have withdrawn eligible options, you may again surrender such options for exchange by following the procedures for properly surrendering eligible options as discussed in Question 9.

If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the offer.

31.	Why can’t I just be granted additional options?

We designed the option exchange to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options to supplement their existing stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our stockholders. In addition, issuing additional stock options without cancelling any previously granted stock options would increase our non-cash compensation expense, as we would need to recognize expense for both the additional stock options and the previously granted stock options. This would decrease our reported earnings and could negatively impact our stock price.

32.	How should I decide whether to exchange my eligible options in the option exchange?

Although the Compensation Committee has approved the offer, neither we, the Compensation Committee nor our Board of Directors makes any recommendation as to whether you should surrender or not surrender your options. You must make your own decision whether or not to surrender options taking into account your own personal circumstances and preferences. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

No one from Trident is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

It is important that you review the section entitled Certain Risks of Participating in the Offer for a discussion of the risks of participating in the option exchange, including those related to the value of eligible options compared to replacement restricted stock rights if our stock price increases in the future.

33.	What if I have questions about the option exchange, or if I need a paper copy of this Offer to Exchange document or any documents attached or referred to in this document?

No one from Trident is, or will be, authorized to provide you with advice, recommendations or additional information. If you need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document, please email optionexchange@tridentmicro.com.

If anyone makes any representation or gives you any information different from the representations or information contained in these documents, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning for exchange your options pursuant to this offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer to Exchange involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended June 30, 2009, as updated by the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009 and our definitive proxy statement for our 2010 annual meeting of stockholders, each filed with the SEC, highlight the material risks of participating in the Offer to Exchange. You should carefully consider these risks and are encouraged to speak with your tax, financial and legal advisors before deciding to participate in the Offer to Exchange. In addition, we strongly urge you to read the sections in this Offer to Exchange document discussing the expected tax consequences in the United States, as well as the rest of this Offer to Exchange document for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer to Exchange.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “may,” “will,” “should,” “expect,” “plans,” “seeks,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seek to continue,” “intends,” or other comparable terminology as they relate to us are intended to identify such forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. The documents we file with the SEC, including the reports referred to above, discuss some of the known and unknown risks, uncertainties and other factors that may cause our actual results or our industries’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

The following discussion should be read in conjunction with our financial statements and notes to the financial statements included on our most recent periodic reports on Forms 10-K and 10-Q and our current reports on Form 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks Related to the Offer to Exchange

If you exchange eligible options for restricted stock rights in the Offer to Exchange and your service with us and our subsidiaries terminates before the restricted stock rights fully vest, you will forfeit any unvested portion of your restricted stock rights.

The terms and conditions for the replacement restricted stock rights will govern what effect your termination of service will have on any outstanding restricted stock rights. All restricted stock rights granted in exchange for eligible options will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant. Accordingly, if your service terminates before your restricted stock rights are fully vested, you will forfeit the unvested portion of any restricted stock rights immediately on the date your service terminates.

Nothing in the Offer to Exchange should be construed to confer upon you the right to remain an employee or other service provider with Trident or any of its subsidiaries. The terms of your employment with us or any of our subsidiaries, as applicable, remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the restricted stock right grant date or thereafter.

The value of our common stock fluctuates and there is no guarantee that restricted stock rights will increase in value over time.

The market price of our common stock has been volatile. As a result, there is no guarantee that any restricted stock rights received in the option exchange will increase in value over time.

If we are acquired by or merge with another company, your surrendered stock options might be worth more than the restricted stock rights that you receive in exchange for them.

A transaction involving Trident, such as a merger or other acquisition, could have a substantial effect on the price of our common stock, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original stock options.

Furthermore, a transaction involving Trident, such as a merger or other acquisition, could result in a reduction in our workforce. If your service with us and our subsidiaries terminates before your restricted stock rights vest, you will not receive any value with respect to your unvested restricted stock rights.

Restricted stock rights will not be vested on the restricted stock right grant date.

The replacement restricted stock rights will be subject to a new vesting schedule. This is true even if your exchanged stock options are 100% vested. If you elect to exchange stock options for restricted stock rights and do not remain an employee or other service provider with us or any of our subsidiaries through the date your restricted stock rights vest, your restricted stock rights will not vest and you will forfeit the unvested portion of any restricted stock rights immediately upon the date your service terminates. As a result, you will not receive any value from your unvested restricted stock rights.

If the price of our common stock increases over time, the value of the restricted stock rights that you receive in the option exchange may ultimately be less than the value of the eligible options that you surrendered in the option exchange.

Because you will receive fewer restricted stock rights in the offer than the eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the restricted stock rights granted in the offer.

Restricted stock rights will generally result in taxable ordinary income upon vesting.

Although the applicable tax laws may vary from country to country, generally, we believe the exchange of eligible options for restricted stock rights pursuant to the option exchange should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement restricted stock rights. However, you normally will recognize taxable income in connection with your restricted stock rights, generally upon vesting of the award, although the applicable tax laws may vary from country to country. For our U.S. employees and many of our and our subsidiaries’ non-U.S. employees, this income is subject to income and employment tax withholding. We will satisfy tax withholding obligations, if applicable, in the manner specified in the award agreement, including any country-specific appendix thereto, for your restricted stock rights. If permissible under applicable law and as specified in your award agreement, including any country-specific appendix thereto, we have the right, but not the obligation, to require you to satisfy all or any portion of your withholding obligations by deducting from the shares of common stock that would otherwise be released to you upon the vesting of your restricted stock or deliverable to you in settlement of your restricted stock units, as applicable, a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements. You also may have taxable capital gains when you sell the shares underlying the restricted stock rights. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock rights or the shares you receive when your restricted stock rights vest. Note that the tax treatment of restricted stock rights differs significantly from the tax treatment of your stock options.

Even if you elect not to participate in the option exchange, your incentive stock options may be affected.

You should note that there is a risk that any eligible options you hold which are incentive stock options may be affected by this offer, even if you do not participate in the offer. We believe that you will not be subject to current

U.S. federal income tax with respect to any incentive stock options you hold that are eligible for exchange but that you do not elect to surrender for exchange. Further if this offer is open for less than 30 days, we believe that the offer will have no impact on the qualification of such eligible options for the favorable U.S. tax treatment provided to incentive stock options.

The offer is currently expected to remain open for 29 calendar days, commencing February 10, 2010 and ending March 10, 2010. However, if we extend the offer so that it remains open for 30 or more calendar days, the option exchange may be characterized as a “modification” of those eligible options you hold which are incentive stock options and that you do not surrender for exchange. In that event, the commencement date of the offer would be treated as a new grant date for purposes of determining whether the options you retain will be subject to favorable tax treatment under the U.S. tax laws as incentive stock options. As a result, if this offer is open for 30 or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of Trident common stock acquired upon exercise of the incentive stock options for at least two years from the commencement date (that is, more than two years from February 10, 2010) and one year after the exercise of the option. In addition, the deemed modification may result in all or a portion of any incentive stock options you elect to retain being treated as a nonqualified stock options under U.S. tax laws because these laws impose a $100,000 limit on the grant date fair market value of incentive stock options that may become exercisable for the first time in any calendar year and require that both your incentive stock options as they existed before the modification and your incentive stock options as they exist after the modification be included for purposes of determining whether this limit has been exceeded (that is, your existing options and your modified options must be considered in applying this limit). If you choose not to exchange any of your eligible options that are incentive stock options, you should consult with your own tax advisor to determine the tax consequences of the exercise of those eligible options and the sale of any common stock that you receive upon their exercise.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences. You should read Appendix B attached to this Offer to Exchange. This appendix discusses the tax consequences and other issues related to participation in the offer for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our annual report on Form 10-K for the fiscal year ended June 30, 2009, as updated in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at www.tridentmicro.com. In addition, upon request, we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE
FEBRUARY 10, 2010

Section 1. Eligible Options; Eligible Employees.

Upon the terms and subject to the conditions of the Offer to Exchange, we are offering option holders who are current employees of Trident or any of its subsidiaries the opportunity to exchange certain outstanding options to purchase shares of our common stock having a per share exercise price equal to or greater than $4.69 for a lesser number of shares of restricted stock or restricted stock units, calculated in accordance with applicable exchange ratios set forth below. Eligible employees participating in the offer who are subject to U.S. income taxation will receive shares of restricted stock, while all other eligible employees participating in the offer will receive restricted stock units. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of service until they have vested following a specified period of service. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a specified period of service. In this offer, except where it is necessary to differentiate between these two types of awards, we refer to both shares of restricted stock and restricted stock units as “restricted stock rights.”

The replacement restricted stock rights will be granted as of the expiration of this offer.

Eligible Options

Options eligible for exchange are those that:

•	have an exercise price equal to or greater than $4.69 per share;

•	were granted under one of our existing equity incentive plans prior to February 10, 2009; and

•	do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled.

However, “eligible options” will not include any option with a fixed exercise schedule and a per share exercise price less than the fair market value of a share of our common stock as of the date of grant of such option (“excluded options”).

The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement of the offer and before the offer expiration date.

Eligible Employees

You are eligible to participate in the option exchange only if you:

•	are an employee of Trident or one of its subsidiaries on the date this offer commences and remain an employee through the date on which the offer expires;

•	not a member of our Board of Directors, one of our named executive officers (our “Named Executive Officers”), as identified in our definitive proxy statement for our 2010 annual meeting of stockholders, filed with the Securities and Exchange Commission (“SEC”) on December 18, 2009, or one of our executive officers who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	hold at least one eligible option as of the commencement of this offer.

We have excluded members of our Board of Directors, our Named Executive Officers, our executive officers who are subject to the provisions of Section 16 of the Exchange Act and any former employees from participating in the offer.

Although we intend to allow all international employees to participate in the offer, we may exclude otherwise eligible employees located outside the United States if we determine that their participation would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. We reserve the right to withdraw the offer in any jurisdiction where we determine that extending the offer would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the offer in a particular jurisdiction, the offer will not be made to, nor will surrenders of eligible options be accepted from or on behalf of, employees in that jurisdiction.

If you are no longer employed by Trident or any of its subsidiaries, whether voluntarily, involuntarily or for any other reason before the offer expiration date, you will not be able to participate in this offer. Accordingly, if you are not an eligible employee of Trident or any of its subsidiaries on the offer expiration date, even if you had elected to participate in this offer and had surrendered your options for exchange, your surrender will automatically be deemed withdrawn and you will not participate in this offer.

If you are currently on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence, you are also eligible to participate in the offer. However, if you resign or receive a notice of termination at any time before the offer expiration date, you are not eligible to participate in the offer.

Even if you are eligible to participate, you are not required to accept the offer. If you do not surrender your eligible options for exchange or they are not accepted by us for exchange, they will remain outstanding, and you will continue to hold such options in accordance with their terms.

Nothing in this document shall be construed to give any person the right to remain in the employ of Trident or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation.

Section 2. Replacement Restricted Stock Rights; Expiration Date.

We are offering to exchange outstanding eligible options for a predetermined number of replacement restricted stock rights, rounded down to the nearest whole share, based on the exchange ratios described below. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of service until they have vested following a specified period of service. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a specified period of service. The outstanding options that you hold give you the right to purchase shares of our common stock by exercising those options and paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

We determined the following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock right) using the Black-Scholes option valuation model and based them on, among other things, the closing sales price per share of our common stock as of February 9, 2010 of $1.50 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock rights that would have a value, determined as of February 9, 2010, approximately equal in the aggregate to the value of the stock options surrendered. Replacement restricted stock rights calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

		Shares Subject to
	Shares Subject to	Replacement Restricted Stock Right
Exercise Price Range	Option Surrendered	to be Granted

$4.69 to $7.42	3.2	1
$8.36 to $11.34	4.9	1
$15.23 to $16.50	5.5	1
$19.65 to $22.94	6.0	1
$24.21 to $26.40	6.7	1

We will grant replacement restricted stock rights under the Trident Microsystems, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) on or promptly after the option cancellation date.

If you are eligible to participate, you can exchange all or any of the outstanding eligible options on a grant-by-grant basis. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

This offer is currently scheduled to expire on March 10, 2010 (the “offer expiration date”), and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter (the “option cancellation date”). If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date. We expect to grant replacement restricted stock rights under 2010 Plan on or promptly after the option cancellation date.

This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Even if you are eligible to participate, you are not required to accept the offer.

The replacement restricted stock rights will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. All restricted stock rights granted in exchange for eligible options will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant. Vesting is conditioned on your continued service with us or any of our subsidiaries through each applicable vesting date.

NEITHER WE, THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS (THE “COMPENSATION COMMITTEE”) NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO SURRENDER OPTIONS TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN LEGAL COUNSEL, ACCOUNTANT AND/OR FINANCIAL ADVISOR.

Section 3. Purpose of the Offer.

The global economic downturn has impacted our revenues and profitability and the broader semiconductor industry as a whole. Like many companies, we have experienced a steep decline in our stock price over the last two years. In the context of these economic and market realities and their effect on our business and stock price, it is challenging to deliver meaningful incentives to retain, compensate and motivate our employees.

To manage our business in the current economic environment, we have taken and plan to continue to take a variety of steps to help manage our costs and, ultimately, increase our stock price, including: conducting global reductions in force during the first calendar quarters of fiscal year 2009 and fiscal year 2010; limiting salary increases for our employees; implementing a program for mandatory use of accrued vacation; reducing the amount of annual cash bonuses paid to employees in fiscal year 2009; and eliminating annual cash bonuses paid to our Named Executive Officers in fiscal year 2009.

We have granted stock options periodically to a substantial portion of our employees. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their exercise price.

As a result of the decline in our stock price over the past two years, a substantial portion of our employees hold options with exercise prices significantly higher than the current market price of our common stock. In this situation, the options are commonly referred to as “underwater.” At this time, a substantial percentage of the stock options held by our and our subsidiaries” employees are underwater. On February 9, 2010, options to purchase approximately 3,661,250 shares held by our employees (other than members of our Board of Directors, our Named Executive Officers and our executive officers who are subject to the provisions of Section 16 of the Exchange Act), representing approximately 51.61% of outstanding options, had per share exercise prices equal to or greater than $1.50, the closing price of our common stock on that date, During the 52 weeks preceding February 9, 2010, the highest closing price of our common stock was $2.99. On February 9, 2010, approximately 94.39% of our employee option holders had at least some options with a per share exercise price equal to or greater than $1.50. The per share exercise prices of options that were underwater on February 9, 2010 ranged from $1.53 to $26.40. We believe these “underwater” options are not sufficiently effective as performance and retention incentives. To promote long-term stockholder value, we need to maintain competitive employee compensation and incentive programs that will assist us to motivate and retain our employees. By offering to replace significantly underwater options with restricted stock rights, which are designed to provide value without regard to an exercise price, we believe the option exchange will offer a meaningful incentive for eligible employees.

In addition, since many of the eligible options have been underwater for extended periods, employees have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Because participating employees will receive significantly fewer restricted stock rights than the numbers of shares subject to the options they surrender, the option exchange will reduce this option overhang, particularly those options having the highest exercise prices and the least employee retention value. Assuming that all eligible options are exchanged in the option exchange, the number of shares underlying outstanding stock options would be reduced by 1,843,610, and we would grant restricted stock rights with respect to 365,797 shares.

The option exchange will also enable us to recapture value from compensation expense that we already have incurred and will continue to incur with respect to outstanding underwater stock options. Generally, when stock options are granted to employees, we bear a compensation expense that reduces our net income. This expense is based upon the fair value of the stock options determined on their grant dates using the Black-Scholes option valuation model. Under applicable accounting rules, we will continue to be obligated to recognize compensation expense with respect to underwater options, even if these options are never exercised. Rather than continuing to recognize this expense for underwater options that are of limited to no value in motivating and retaining our employees, the option exchange will enable us to realize the intended benefits of the original awards without any material increase in compensation expense.

Finally, the option exchange is designed to align our existing equity compensation programs with our current compensation philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives (such as restricted stock rights) to provide long-term equity incentives to our employees.

We are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of Trident and our stockholders. This could include terminating your right to receive replacement restricted stock rights under this Offer to Exchange if we take such action prior to the offer expiration date. If we were to terminate your right to receive replacement restricted stock rights under this offer in connection with such a transaction, all options surrendered for cancellation pursuant to this offer would remain outstanding under their original terms, subject to the treatment of options in such transaction.

Neither we, the Compensation Committee nor our Board of Directors makes any recommendation as to whether you should surrender or not surrender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to surrender your options for exchange.

Section 4. Procedures for Surrendering Eligible Options.

If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the offer, you must notify us of your election before the offer expires at 9:00 p.m., Pacific Standard Time, on March 10, 2010,

(or such later date as may apply if the offer is extended). If we extend the offer beyond that time, you may surrender your eligible options for exchange at any time until the extended offer expiration date.

You will be permitted to exchange your eligible stock options for replacement restricted stock rights on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible option grant. Your decision to surrender one eligible stock option grant in the option exchange does not require you to surrender any other eligible options you may hold pursuant to separate grants.

Proper Surrender of Eligible Options

If you wish to surrender any of your eligible options for exchange in the offer, you must notify us of your election to exchange options before the option exchange expires. You may notify us of your election by making an election online at the offer website, which is available at https://trident.equitybenefits.com. Your online election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 10, 2010 (or such later date as may apply if the offer is extended).

Included in the materials emailed to you is your Employee ID Number and Password. You will need your Employee ID Number and Password to gain access to your personal information on the offer website at https://trident.equitybenefits.com and to make your online elections with respect to the offer. If you lose, cannot remember or otherwise have difficulties with your Employee ID Number and Password, please contact us by email at optionexchange@tridentmicro.com or by facsimile at (408) 988-9158. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time, Monday through Friday.

If you do not deliver your electronic election form by the deadline, then you will not be able to participate in the option exchange, and all stock options currently held by you will remain unchanged at their original exercise price and under their original terms. If the offer is extended by us, you must make your online election before 9:00 p.m., Pacific Standard Time, on the extended offer expiration date.

You do not need to return any stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

You can check the Election Confirmation page on the offer website, which is available at https://trident.equitybenefits.com, at any time to see your current election(s). Additionally, we will email you confirmation of receipt of your election shortly after it is received. We filed a template of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”). If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your election.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any surrendered eligible options and all questions as to the number of shares subject to eligible options or to be subject to replacement restricted stock rights. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely surrendered options that are not validly withdrawn.

Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender of any particular eligible options or for any particular eligible employee. No surrender of options will be deemed to have been properly made until all defects or irregularities have been cured by the surrendering option holder or waived by us.

Neither we nor any other person is obligated to give notice of any defects or irregularities in surrenders, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of electronic election forms. Our determination of these matters will be final and binding. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement

Your surrender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer, subject to your right to withdraw from the offer prior to the offer expiration date. Our acceptance for exchange of your eligible options surrendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. This agreement will survive your death or incapacity and all of your obligations pursuant to this offer will be binding upon your heirs, personal representatives, successors and assigns.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the offer expiration date all properly surrendered eligible options that have not been validly withdrawn, and we expect to grant replacement restricted stock rights on the first business day following the offer expiration date, or promptly thereafter. You will receive new award agreements, including any country-specific appendix thereto, governing the terms of the replacement restricted stock rights granted to you, which will be delivered to you as soon as reasonably practicable following the restricted stock right grant date. If the offer is extended, then the offer expiration date and the option cancellation date will be similarly extended.

Section 5. Withdrawal Rights and Change of Election.

If you elect to surrender eligible options and later change your mind, you may withdraw all or some of your surrendered option grants at any time by notifying us of your election to withdraw the options before the offer expires. You may notify us of your withdrawal election by revising your election online at the offer website, which is available at https://trident.equitybenefits.com. Your online withdrawal election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 10, 2010 (or such later date as may apply if the offer is extended). In addition, although we presently intend to accept and cancel validly surrendered options promptly after the expiration of this offer, if we have not accepted and canceled your surrendered options by April 7, 2010, you may withdraw all or some of your surrendered option grants at any time after April 7, 2010.

If you have difficulty accessing the offer website and require assistance, please contact us by email at optionexchange@tridentmicro.com or by facsimile at (408) 988-9158. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time, Monday through Friday.

Please note that, just as you may not surrender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously surrendered eligible option grant, you must withdraw the entire eligible option grant, but need not withdraw any other eligible option grants previously surrendered. Your withdrawal election must specify the eligible option grants to be withdrawn.

You can check the Election Confirmation page on the offer website, which is available at https://trident.equitybenefits.com, at any time to see your current election(s). Additionally, we will email you confirmation of receipt of your withdrawal election shortly after it is received. We filed a template of this confirmation with the SEC as an exhibit to the Schedule TO.

Your surrendered eligible stock options will not be considered withdrawn until we receive your properly submitted withdrawal election. If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the offer. You are responsible for making sure that the election to withdraw is properly completed and received by us by the deadline.

Once you have withdrawn eligible options, you may again surrender these options for exchange by following the procedures for properly surrendering eligible options as described in Section 4, Procedures for Surrendering Eligible Options, prior to the deadline noted above.

Neither Trident nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 6. Acceptance of Eligible Options; Newly Issued Restricted Stock Rights.

Upon the terms and subject to the conditions of the offer, we expect to accept for exchange all eligible options properly surrendered and not validly withdrawn by the expiration of the offer, which is currently scheduled to expire at 9:00 p.m., Pacific Standard Time, on March 10, 2010. Once we have accepted your surrendered eligible options, such options will be cancelled and you will no longer have any rights under the surrendered eligible options. We expect to grant the replacement restricted stock rights on the next business day following the expiration date of the offer, or promptly thereafter. You will receive award agreement(s), including any country-specific appendix thereto, governing the terms of the restricted stock rights granted to you, which we will distribute promptly following the offer expiration date. If the offer expiration date is extended, then the cancellation date and restricted stock right grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the offer and your employment with us and our subsidiaries terminates for any reason before the offer expiration date, you will no longer be eligible to participate in the offer, and we will not accept your eligible options for exchange. In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options surrendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options surrendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after February 10, 2010, and prior to the offer expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options surrendered for exchange:

(a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal that challenges the making of the offer, the acquisition of some or all of the surrendered options pursuant to the offer, or the issuance of replacement restricted stock rights, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, income, operations or prospects or our subsidiaries or materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing our accounting or other costs of the offer) the contemplated benefits of the offer to us;

(b) there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of replacement restricted stock rights for, some or all of the surrendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue replacement restricted stock rights for, some or all of the surrendered options;

(iii) materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits we hope to receive as a result of the offer; or

(iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c) there has occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any increase or decrease in the market price of the shares of our common stock to a price that is greater than 200% or less than 50%, as the case may be, of the closing sale price of our common stock on the date of this Offer to Exchange; or

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or our subsidiaries or on the trading in our common stock that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(d) there has occurred any change in U.S. generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer that would be in excess of any compensation expense that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the offer;

(e) there shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 10, 2010;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 10, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f) There shall have been enacted, enforced or deemed applicable to Trident any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the offer.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the offer expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the offer expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 8. Price Range of Our Common Stock.

Our common stock commenced trading on the NASDAQ Global Select Market on December 16, 1992 under the symbol “TRID.” The following table sets forth the high and low sales prices as reported by the NASDAQ Global Select Market for the periods indicated. Such prices represent prices between dealers, do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions. We recently changed our fiscal year end from June 30 to December 31 and, as a consequence, the fiscal year ended December 31, 2009 contains only two quarters.

	High	Low

Fiscal Year Ending December 31, 2010
First Quarter (through February 9, 2010)	$2.21	$1.50
Fiscal Year Ending December 31, 2009
Second Quarter	$2.99	$1.71
First Quarter	$2.98	$1.63
Fiscal Year Ending June 30, 2009
Fourth Quarter	$2.11	$1.34
Third Quarter	$2.24	$1.24
Second Quarter	$2.34	$1.30
First Quarter	$4.31	$2.26
Fiscal Year Ending June 30, 2008
Fourth Quarter	$5.37	$3.63
Third Quarter	$6.57	$4.62
Second Quarter	$17.05	$5.35
First Quarter	$19.49	$13.52

As of February 9, 2010, there were approximately 164 stockholders of record of our common stock, and the number of outstanding shares of our common stock was 174,994,133. On February 9, 2010, the last reported sale price during regular trading hours of our common stock, as reported by the NASDAQ Global Select Market, was $1.50 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO SURRENDER YOUR OPTIONS IN THE OFFER.

Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced dramatic price and volume fluctuations that have affected the market prices of many technology companies and that have often been unrelated or disproportionate to the operating performance of these companies.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock Rights.

Consideration

We will grant replacement restricted stock rights, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of service until they have vested following a specified period of service. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a specified period of service. The number of shares of common stock subject to the replacement restricted stock rights to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 2010 Plan.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you would be required to exchange for each share of common stock subject to the replacement restricted stock rights, based on the per share exercise price of the existing outstanding option. We determined the following exchange ratios for the option exchange using the Black-Scholes option valuation model and based them on, among other things, the closing sales price per share of our common stock as of February 9, 2010 of $1.50 and the exercise prices of the options eligible for exchange:

		Shares Subject to
	Shares Subject to	Replacement Restricted Stock Right
Exercise Price Range	Option Surrendered	to be Granted

$4.69 to $7.42	3.2	1
$8.36 to $11.34	4.9	1
$15.23 to $16.50	5.5	1
$19.65 to $22.94	6.0	1
$24.21 to $26.40	6.7	1

We will grant replacement restricted stock rights under the 2010 Plan on or promptly after the option cancellation date. We will not grant any fractional restricted stock rights. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each surrendered option on a grant-by-grant basis.

As of February 9, 2010, there were a total of 7,094,191 shares underlying stock options outstanding under our equity compensation plans. Of the outstanding stock options, as of February 9, 2010, options to purchase 1,843,610 shares of common stock would be eligible for exchange under the offer. As of February 9, 2010, 40,610,621 shares were available for grant under our 2010 Plan. If 100% of eligible options were to be exchanged for grants of replacement restricted stock rights made in accordance with the exchange ratios set out in Section 2 above, the number of shares underlying outstanding stock options would be reduced by 1,843,610, or approximately 25.99% of all outstanding stock options, and we would grant restricted stock rights with respect to 365,797 shares. As of February 9, 2010, 254 employees were eligible to participate in the offer.

Terms of Restricted Stock Rights

The replacement restricted stock rights will have the terms and be subject to the conditions as provided for in the 2010 Plan. For each restricted stock right award granted in the offer, we and the participant will enter into either a restricted stock agreement or a restricted stock unit agreement, as applicable. As promptly as reasonably practicable after the grant date, we will send to each recipient of restricted stock rights in this offer a completed award agreement, including any country-specific appendix thereto. The terms and conditions of the restricted stock rights will vary from the terms and conditions of the options tendered for exchange. You must accept the award agreement to be entitled to your restricted stock right award. This agreement will be effective from and as of the grant date. The following is a description of the principal features of the 2010 Plan that apply to restricted stock rights granted under the 2010 Plan and a summary of the material terms of the restricted stock rights awards.

Important Note: The description below of the 2010 Plan and the restricted stock rights to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2010 Plan and the applicable form of agreement evidencing the restricted stock right award.

The description of the 2010 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2010 Plan, a copy of which is available to you by writing to the Executive Vice President, General Counsel and Corporate Secretary, Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054-2803, or by facsimile to (408) 988-9158. The 2010 Plan may be viewed without charge on the SEC website at www.sec.gov as Exhibit 99.1 to our registration statement on Form S-8 filed with the SEC on January 26, 2010. The forms of award agreement, including any country-specific appendix thereto, for both restricted stock and restricted stock units have also been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.

General.  The 2010 Plan was adopted by our Board of Directors on November 18, 2009 and was approved by our stockholders on January 25, 2010. Its purpose is to advance the interests of Trident by providing an incentive program that will enable us to attract and retain employees, consultants and directors upon whose judgment, interest and efforts our success is dependent and to provide them with an equity stake in our success. These incentives may be provided through a variety of equity-based awards, including the restricted stock and restricted stock unit awards to be granted in this offer.

Authorized Shares.  The maximum aggregate number of shares authorized for issuance under the 2010 Plan is the sum of 32,300,000 shares plus up to 10,000,000 additional shares, comprised of the number of shares remaining available for grant under our 2002 Stock Option Plan (the “2002 Plan”) and our 2006 Equity Incentive Plan (the “2006 Plan”) on the date of our 2010 annual meeting of stockholders and the number of shares subject to that portion of any option or other award outstanding pursuant to a predecessor plan which expires or is forfeited for any reason after the date of the 2010 annual meeting of stockholders held on January 25, 2010 (adjusted in the case of full value awards forfeited under the 2006 Plan by a 1.20-to-one full value award share ratio). As of September 30, 2009, an aggregate of 2,447,774 shares remained available for grant under the 2002 Plan and the 2006 Plan and 8,278,499 shares were subject to unexercised options and other awards remaining unvested and subject to potential forfeiture under the predecessor plans. Shares subject to options granted under the 2002 Plan or 2006 Plan that are surrendered and canceled in this offer, subject to the foregoing limit, will become available for grant of future awards under the 2010 Plan, including the restricted stock rights to be granted in this offer.

Share Counting.  Each share subject to a stock option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the 2010 Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the 2010 Plan by 1.20 shares.

If any award granted under the 2010 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by Trident for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2010 Plan. Shares will not be treated as having been issued under the 2010 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares withheld or reacquired by Trident in satisfaction of a tax withholding obligation will not again become available under the 2010 Plan. The number of shares available under the 2010 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2010 Plan will be reduced by the gross number of shares for which the option is exercised.

Adjustments for Capital Structure Changes.  Appropriate and proportionate adjustments will be made to the number of shares authorized under the 2010 Plan, to the numerical limits on certain awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2010 Plan to adjust the terms of outstanding awards as it deems appropriate. The Compensation Committee may also authorize the assumption of awards under the 2010 Plan in connection with any merger or other reorganization without reducing the number of shares remaining available for issuance under the 2010 Plan.

Administration.  The 2010 Plan is generally administered by the Compensation Committee or other committee or subcommittee of our Board of Directors or, in the absence of such committee, by our Board of Directors. For purposes of this summary, the term “Committee” refers to either such committee or our Board of Directors. Subject to the provisions of the 2010 Plan, the Committee determines when and to whom awards are granted, the types and sizes of awards, and all other terms and conditions of awards. The Committee has the authority to interpret the 2010 Plan and awards granted thereunder, and all determinations of the Committee are final and binding on all persons having an interest in the 2010 Plan or any award.

Eligibility.  Awards may be granted under the 2010 Plan only to employees and consultants of Trident or any present or future parent or subsidiary corporation or other affiliated entity and to members of our Board of Directors.

Restricted Stock Awards.  Each restricted stock award consists of shares of Trident common stock that are issued to the participant at the time the award is granted, subject to the participant’s continued service with Trident or one of its subsidiaries. The applicable award agreement will provide that we may issue shares to a participant by delivering evidence of book entry shares credited to the participant’s account. Under the terms of the restricted stock awards to be issued in this offer, the shares of restricted stock will be held pursuant to the terms of an escrow arrangement established by the award agreement until the shares vest, if at all, at which time they will be released from the escrow arrangement and delivered to the participant. During the period in which the shares of restricted stock remain subject to the escrow arrangement, the participant will nevertheless have certain rights of a Trident stockholder, including the right to vote the shares and receive any cash dividends we may pay, although the participant may be required to repay any cash dividends previously received on unvested shares that are forfeited upon termination of service. Dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Between the date on which a restricted stock award is granted and the date on which shares subject to the award vest, the value of the award will fluctuate based on the market price of our common stock, although the participant will have no right to sell or otherwise transfer such shares until they have vested. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted shares of restricted stock.

Restricted Stock Units.  Each restricted stock unit is a right to receive a share of our common stock at a time specified in the applicable award agreement. Participants should be aware that restricted stock units are merely bookkeeping entries, so that no actual shares of our common stock are issued when the restricted stock units are granted. Under the terms of the restricted stock unit awards to be issued in this offer, shares of our common stock will be issued when the corresponding restricted stock units vest, if at all. Between the date on which a restricted stock unit award is granted and the date on which restricted stock units subject to the award vest, the value of the award will fluctuate based on the market price of our common stock. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the restricted stock units granted in this offer will entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted a restricted stock unit award or being issued shares of our common stock in settlement of the award.

Vesting.  The replacement restricted stock rights will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. All restricted stock rights granted in exchange for eligible options will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant. Vesting is conditioned on your continued service with us or any of our subsidiaries through each applicable vesting date.

Participation in the offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock rights or other equity or performance-based compensation. The offer does not change the “at-will” nature of an eligible employee’s employment with us or any of our subsidiaries, and an eligible employee’s employment may be terminated by us or any of our subsidiaries, as applicable, or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF TRIDENT OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US OR ANY OF OUR SUBSIDIARIES, AS APPLICABLE REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE RESTRICTED STOCK RIGHT GRANT DATE OR THEREAFTER.

Delivery of Common Shares.  Upon vesting, shares of restricted stock previously issued to the participant will be released from an escrow arrangement and restricted stock units will be settled, on a one-to-one basis, by issuance of shares of our common stock to the participant, subject to our right to withhold shares sufficient in number to satisfy any required tax withholding and subject to any special terms provided in a country-specific appendix to the applicable award agreement.

Termination of Service.  In the event a participant in the offer ceases to be an employee or other service provider with Trident or any of our subsidiaries at any time prior to the vesting of the participant’s restricted stock rights, all of such participant’s restricted stock rights which are unvested at the time of termination of service generally will be forfeited to Trident and canceled. “Service” for this purpose means the participant’s employment or service as an employee, director or consultant. Generally, changes in the capacity in which a participant is performing services or a transfer among Trident and any of its subsidiaries will not constitute a termination of service.

Transfer Restrictions.  Until they have vested (and, in the case of restricted stock units, have been settled in shares of our common stock), restricted stock rights may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

Change in Control.  Unless otherwise defined in a participant’s award or other agreement with Trident, the 2010 Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2010 Plan) becoming the direct or indirect beneficial owner of more than 50% of Trident’s voting stock, (b) a liquidation or dissolution of Trident, or (c) the occurrence of any of the following events upon which the stockholders of Trident immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Trident, its successor or the entity to which the assets of Trident were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Trident’s voting stock; (ii) a merger or consolidation in which Trident is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Trident (other than to one or more subsidiaries of Trident).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Internal Revenue Code (the “Code”), the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2010 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the purchase price per share, if any, under the award.

Termination, Suspension or Amendment.  The 2010 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2010 Plan following the tenth anniversary of the 2010 Plan’s effective date. The Committee may terminate, suspend or amend the 2010 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2010 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No termination, suspension or amendment of the 2010 Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law.

Registration of Shares.  The shares of Trident common stock underlying the restricted stock rights issuable in connection with the offer have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission. Unless you are considered an “affiliate” of Trident, you will generally be able to sell the vested shares you receive pursuant to your restricted stock rights free of any transfer restrictions under applicable United States securities laws.

Tax Consequences.  If you are a U.S. tax resident, you should refer to Section 14, Material U.S. Federal Income Tax Consequences, for a discussion of the material U.S. federal income tax consequences of the acquisition and vesting of restricted stock under this offer. If you do not reside in the United States, you should refer to Appendix B to this offer to exchange for a discussion of income and social insurance tax consequences for employees in certain countries of the acquisition, holding and vesting of restricted stock units, as well as the consequences of accepting such awards under this offer. We recommend that you consult with your own tax advisor to determine the income and social insurance tax consequences of this transaction under the laws of the country in which you live and work.

Section 10. Information Concerning Trident; Financial Information.

Information Concerning Us

We are incorporated in the State of Delaware. Our principal executive offices are located at 3408 Garrett Drive, Santa Clara, California 95054-2803, and our telephone number at that address is (408) 764-8808.

Trident delivers an extensive range of innovative multimedia semiconductor for solutions digital televisions and set-top boxes. In February 2010, Trident completed its acquisition of NXP Semiconductor’s television and set-top box lines, deepening its technology portfolio and expanding its addressable market in the digital home entertainment market. Trident’s goal is to be a leader in technology innovation as the home entertainment industry transitions to digital television while adopting Internet technologies, and to enable a connected home with semiconductor solutions that make it possible for consumers to access their entertainment and content (music, pictures, internet, data) anywhere and at anytime throughout the home.

Financial Information

The following table sets forth selected financial information for Trident. The selected historical statement of operations data for the fiscal years ended June 30, 2008 and June 30, 2009 and the selected historical balance sheet data as of June 30, 2008 and June 30, 2009 have been derived from the audited financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2009. The selected historical statement of operations data for the three months ended September 30, 2008 and September 30, 2009 and the selected historical balance sheet data as of September 30, 2009 have been derived from the unaudited financial statements included in our quarterly report on Form 10-Q for the period ended September 30, 2009. The information presented below should be read together with the complete financial statements and the notes related thereto as well as the section of these reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have presented the following data in thousands, except per share data.

Summary Consolidated Statements of Operations and Balance Sheets

	Fiscal Year Ended		Fiscal Quarter Ended
	June 30,	June 30,	September 30,	September 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)

Consolidated Statements of Operations Data:
Net revenues	$75,761	$257,938	$31,093	$34,782
Net income (loss)	$(70,232)	$10,152	$(17,156)	$(17,969)
Net income (loss) per share — basic	$(1.12)	$0.17	$(0.25)	$(0.29)
Net income (loss) per share — diluted	$(1.12)	$0.16	$(0.25)	$(0.29)
Shares used in per share calculation — basic	62,535	59,367	69,237	61,152
Shares used in per share calculation — diluted	62,535	62,751	69,237	61,152

	June 30,	June 30,	September 30,
	2009	2008	2009

Consolidated Balance Sheets Data:
Current Assets	$213,565	$266,053	$200,402
Non-current Assets	$49,747	$43,262	$50,516
Total Assets	$263,312	$309,315	$250,918
Current Liabilities	$48,651	$50,108	$51,564
Non-current Liabilities	$21,739	$21,949	$22,179
Total Liabilities	$70,390	$72,057	$73,743
Total Stockholders’ Equity	$192,922	$237,258	$177,175

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest.

	Fiscal Year Ended		Fiscal Quarter Ended
	June 30,	June 30,	September 30,
	2009	2008	2009

Ratio of earnings to fixed charges(a)	—	253.68	—

(a)	The ratio indicates less than one-to-one coverage for the fiscal year ended June 30, 2009 and for the fiscal quarter ended September 30, 2009. Earnings available for fixed charges were inadequate to cover total fixed charges for the fiscal year ended June 30, 2009 and for the fiscal quarter ended September 30, 2009. Earnings were deficient by $64.719 million for the fiscal year ended June 30, 2009 and by $16.727 million for the fiscal quarter ended September 30, 2009.

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated September 30, 2009 was $2.51.

Additional Information.  For more information about us, please refer to our annual report on Form 10-K for the fiscal year ended June 30, 2009, our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer to Exchange as Appendix A. Please see our definitive proxy statement for our 2010 annual meeting of stockholders, filed with the SEC on December 18, 2009, for information concerning the amount of our securities beneficially owned by our executive officers and directors as of September 30, 2009. As of February 9, 2010, our executive officers and directors (13 persons) as a group held options outstanding under our existing equity incentive plans to purchase a total of 2,191,236 shares of our common stock, which represented approximately 30.89% of the shares subject to all options to purchase our common stock outstanding under our existing equity incentive plans as of that date. The options to purchase our shares owned by members of our Board of Directors, our Named Executive Officers and our executive officers who are subject to the provisions of Section 16 of the Exchange Act are not eligible to be surrendered in the offer.

The following table sets forth information, as of February 9, 2010, with respect to the ownership of options to purchase our common stock by each director, each of our executive officers and all of the directors and executive officers as a group. The percentages in the table below are based on a total of 7,094,191 shares of our common stock subject to outstanding stock options as of February 9, 2010.

	Shares Subject to	Percentage of Total
Name	Options Outstanding	Options Outstanding

Directors:
Brian R. Bachman	50,000	0.70%
Richard L. Clemmer	0	0.00%
Sylvia Summers Couder	1,007,307	14.20%
David H. Courtney	25,000	0.35%
A.C. D’Augustine	0	0.00%
Philippe Geyres	0	0.00%
J. Carl Hsu	25,000	0.35%
David Kerko	0	0.00%
Raymond K. Ostby	50,000	0.70%
Executive Officers:
Sylvia Summers Couder	1,007,307	14.20%
Chief Executive Officer
Christos Lagomichos	109,000	1.54%
President
David L. Teichmann	508,000	7.16%
Executive Vice President, General Counsel and Corporate Secretary
Pete J. Mangan	381,929	5.38%
Executive Vice President and Chief Financial Officer
Richard H. Janney	35,000	0.49%
Vice President and Corporate Controller
All executive officers and directors as a group (13 persons)	2,191,236	30.89%

*	Hungwen Li, Trident’s Regional Vice President, Greater China, is not an “executive officer” for purposes of Section 16 of the Exchange Act but was identified as a “named executive officer” in Trident’s definitive proxy statement for its 2010 annual meeting of stockholders and thus will not be eligible to participate in the offer.

Neither we, nor to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliates of ours, engaged in transactions involving eligible options during the past 60 days.

Section 12. Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

Eligible stock options that we accept for exchange pursuant to the offer will be cancelled as of the option cancellation date, and the remaining number of shares subject to such cancelled stock options that are not subject to replacement restricted stock rights issued pursuant to the option exchange will be returned to the 2010 Plan and will be available for grants in the future.

Under FASB ASC Topic 718 — “Compensation — Stock Compensation” (which codified former Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”), the exchange of stock options in the offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible options, as well as the incremental compensation cost of the replacement restricted stock rights granted in the offer, ratably over the vesting period of the restricted stock rights. The incremental compensation cost will be measured as the excess, if any, of the fair value of each restricted stock right granted to employees in exchange for surrendered eligible options, measured as of the date the restricted stock rights are granted, over the fair value of the eligible options surrendered in exchange for the restricted stock rights, measured immediately prior to the cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered eligible options being approximately equal in the aggregate to the expected fair value of the restricted stock rights replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the offer. In the event that any of the restricted stock rights are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited restricted stock rights will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the offer, we cannot predict the exact amount of any incremental compensation expense that may result from the offer.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement restricted stock rights as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept surrendered options for exchange and to issue replacement restricted stock rights for surrendered options is subject to the conditions described in Section 7, Conditions of the Offer, of this Offer to Exchange.

Section 14. Material U.S. Federal Income Tax Consequences.

The following is a general summary as of the date of this tender offer of the material U.S. federal income tax consequences to Trident and to the eligible employees, who are U.S. citizens or residents, of participating in the offer. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. The following general description does not constitute tax advice and should not be relied on as tax advice. Each participant is encouraged to seek tax advice regarding the tax consequences of participation in the offer. This general summary does not address the consequences of any state, local or foreign tax laws nor the tax consequences for participants who are subject to tax in other countries.

Option Exchange and Grant of Restricted Stock.  We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. We do not believe that there will be any immediate U.S. federal income tax consequences of receiving a restricted stock award in exchange for your eligible options if you are subject to U.S. income taxation, unless you elect to file an election under Section 83(b) of the Code, as described below.

Vesting of Restricted Stock.  When shares of restricted stock granted to you vest, you will generally recognize ordinary income equal to the fair market value of the shares that become vested. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASDAQ Global Select Market on the applicable vesting date, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your vested restricted stock.

Election under Section 83(b).  You may elect to be taxed at the time that shares of restricted stock are granted to you as if the shares were not subject to vesting conditions by filing an election with the Internal Revenue Service under Section 83(b) of the Code no later than 30 days after the date of grant of the shares. If you properly file a Section 83(b) election, you will generally recognize ordinary income equal to the fair market value of the shares determined on the date of grant.

Subsequent Sale of Shares.  Your tax basis in the shares granted to you will be equal to the fair market value on the date of vesting (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following date on which the shares vested. However, if you filed a Section 83(b) election, your tax basis will be equal to the fair market value of the shares on the date they were granted to you, and the capital gain holding period will commence on the day following the date of grant. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed of. If you dispose of shares of common stock after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals generally are subject to a more favorable rate of tax than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

Tax Withholding.  At the time you recognize ordinary income, we will have an income and employment tax (e.g., FICA) withholding obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income resulting from the vesting of your restricted stock (or acquisition of the shares if you file a Section 83(b) election) will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock award.

We will satisfy tax withholding obligations in the manner specified in the award agreement, including any country-specific appendix thereto, for your restricted stock. If permissible under applicable law and as specified in your award agreement, including any country-specific appendix thereto, we have the right, but not the obligation, to require you to satisfy all or any portion of your withholding obligations by deducting from the shares of common stock that would otherwise be released to you upon the vesting of your restricted stock a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements.

Considerations with Respect to Incentive Stock Options.  You should note that there is a risk that any eligible options you hold which are incentive stock options may be affected by this offer, even if you do not participate in the offer. We believe that you will not be subject to current U.S. federal income tax with respect to any incentive stock options you hold that are eligible for exchange but that you do not elect to surrender for exchange. Further if this offer is open for less than 30 days, we believe that the offer will have no impact on the qualification of such eligible options for the favorable U.S. tax treatment provided to incentive stock options.

The offer is currently expected to remain open for 29 calendar days, commencing February 10, 2010 and ending March 10, 2010. However, if we extend the offer so that it remains open for 30 or more calendar days, the option exchange may be characterized as a “modification” of those eligible options you hold which are incentive stock options and that you do not surrender for exchange. In that event, the commencement date of the offer would be treated as a new grant date for purposes of determining whether the options you retain will be subject to favorable tax treatment under the U.S. tax laws as incentive stock options. As a result, if this offer is open for 30 or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of Trident common stock acquired upon exercise of the incentive stock options for at least two years from the commencement date (that is, more than two years from February 10, 2010) and one year after the exercise of the option. In addition, the deemed modification may result in all or a portion of any incentive stock options you elect to retain being treated as a nonqualified stock options under U.S. tax laws because these laws impose a $100,000 limit on the grant date fair market value of incentive stock options that may become exercisable for the first time in any calendar year and require that both your incentive stock options as they existed before the modification and your incentive stock options as they exist after the modification be included for purposes of determining whether this limit has been exceeded (that is, your existing options and your modified options must be considered in applying this limit). If you choose not to exchange any of your eligible options that are incentive stock options, you should consult with your own tax advisor to determine the tax consequences of the exercise of those eligible options and the sale of any common stock that you receive upon their exercise.

IF YOU DO NOT RESIDE IN THE UNITED STATES, YOU SHOULD REFER TO THE TAX DISCLOSURE DISCUSSION IN APPENDIX B ATTACHED TO THIS OFFER TO EXCHANGE FOR A DISCUSSION OF THE TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER IN YOUR COUNTRY OF RESIDENCE.

IF YOU ARE LIVING OR WORKING IN THE UNITED STATES, BUT ARE ALSO SUBJECT TO THE TAX LAWS IN ANOTHER COUNTRY, YOU SHOULD BE AWARE THAT THERE MAY BE OTHER TAX AND SOCIAL INSURANCE CONSEQUENCES WHICH MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR TO DISCUSS THE CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the offer expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options surrendered for exchange upon the occurrence of any of the events listed in Section 7, Conditions of the Offer, by giving written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options surrendered for exchange is limited by Rule 13e-4(f)(5)

promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options surrendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of such action and, if the offer is scheduled to expire within ten business days from the date we notify you, keep the offer open for a least ten business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the eligible options;

•	we decrease the number of options eligible to be exchanged in the offer; or

•	we increase the number of options eligible to be exchanged in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options pursuant to this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the option exchange, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, financial, legal or other advisor consulted or retained by you in connection with the offer.

Section 17. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with (or in some case “furnished” to) the SEC before making a decision on whether to surrender your eligible options for exchange:

1. our annual report on Form 10-K for our fiscal year ended June 30, 2009, filed with the SEC on September 11, 2009, including the amendment filed with the SEC on October 27, 2009;

2. our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 6, 2009;

3. our definitive proxy statement for our 2010 annual meeting of stockholders, filed with the SEC on December 18, 2009;

4. our Form S-8 registration statement registering shares to be issued under the 2010 Plan filed with the SEC on January 6, 2010 (SEC file number 333-164532); and

5. the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 27, 1992, effective December 15, 1992, including any amendment or report filed for the purpose of updating such description (SEC file number 000-20784).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “TRID,” and our SEC filings can be read at the following NASDAQ address:

NASDAQ Operations
1735 K Street, N.W.
Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to Trident Microsystems, Inc., Attn: Investor Relations, 3408 Garrett Drive, Santa Clara, California 95054-2803, or telephoning at (408) 764-8808 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Trident should be read together with the information contained in the documents to which we have referred you.

Section 18. Miscellaneous.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to Trident or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K for the fiscal year ended June 30, 2009, as updated by our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009 and our definitive proxy statement for our 2010 annual meeting of stockholders filed with the SEC on December 18, 2009, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, the following:

•	We may fail to realize some or all of the anticipated benefits of the acquisition of the television systems and set-top box business lines from NXP B.V., a Dutch besloten vennootschap (“NXP”), which closed on

February 8, 2010, and we will incur significant transaction and transaction-related costs in connection with the acquisition;

•	NXP holds a majority of the outstanding Trident common stock, which could limit the influence of Trident’s other stockholders over the election of directors and other significant corporate actions or discourage third parties from proposing a change in our control;

•	The business lines acquired from NXP rely to a significant extent on proprietary intellectual property, which we may not be able to protect against improper use by competitors or others, and on strategic partnerships and alliances for research and development, termination of which may adversely impact the acquired business lines;

•	Our success depends to a significant degree on the continued employment of key personnel, some of whom have only worked together for a short period of time, as well as upon our ability to retain and motivate key employees, and failure to do so could seriously harm our financial results and operations;

•	As a result of the difficult global macroeconomic and industry conditions, we have implemented restructuring and workforce reductions, and may be required to make additional such reductions, which may adversely affect the morale and performance of our personnel and our ability to hire new personnel;

•	We depend on a small number of large customers for a significant portion of our sales. The loss of, a significant reduction in or cancellation of sales to any key customer would significantly reduce our revenues;

•	If we engage in further cost-cutting or workforce reductions, we may be unable to successfully implement new products or enhancements or upgrades to our products;

•	A decline in revenues may have a disproportionate impact on operating results and require further reductions in our operating expense levels;

•	The impact of changes in global economic conditions on our current and potential customers may adversely affect our revenues and results of operations;

•	As a result of our investigation into our historical stock option granting practices and the restatement of our previously filed financial statements, we are subject to civil litigation claims and regulatory investigations that could have a material adverse effect on our business, customer relationships, results of operations and financial condition;

•	We face risks related to SEC, DOJ, and other investigations into our historical stock option grant practices and related accounting, which could require significant management time and attention, and could require us to pay fines or other penalties;

•	We have been named as a party to derivative action lawsuits, and we may be named in additional litigation, all of which will require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flows;

•	We are subject to the risks of additional lawsuits in connection with our historical stock option grant practices and related issues, the resulting restatements, and the remedial measures we have taken;

•	The operation of our business could be adversely affected by the transition of key personnel as we rebuild our executive leadership team and make additional organizational changes;

•	Intense competition exists in the market for digital media products;

•	Our success depends upon the digital media market and we must continue to develop new products and to enhance our existing products;

•	If we do not achieve additional design wins in the future, our ability to sell additional products could be adversely affected;

•	The average selling prices of our products may decline over relatively short periods;

•	We may be required to record future charges to earnings if our intangible assets become impaired;

•	We may face risks resulting from the failure to allow former employees to exercise stock options;

•	We do not have long-term commitments from our customers, and plan purchases based upon our estimates of customer demand, which may require us to contract for the manufacture of our products based on inaccurate estimates;

•	Our dependence on sales to distributors increases the risks of managing our supply chain and may result in excess inventory or inventory shortages;

•	Product supply and demand in the semiconductor industry is subject to cyclical variations;

•	We have had fluctuations in quarterly results in the past and may continue to experience such fluctuations in the future;

•	We are vulnerable to undetected product problems;

•	Our reliance upon a very small number of foundries could make it difficult to maintain product flow and affect our sales;

•	If we have to qualify new contract manufacturers or foundries for any of our products, we may experience delays that result in lost revenues and damaged customer relationships;

•	Our success depends in part on our ability to protect our intellectual property rights, which may be difficult;

•	We have been involved in intellectual property infringement claims, and may be involved in others in the future, which can be costly;

•	If necessary licenses of third-party technology are not available to us or are very expensive, our products could become obsolete;

•	Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates;

•	Changes in our business and product strategy could affect our operations;

•	The market price of our common stock has been, and may continue to be, volatile;

•	We currently rely on certain international customers for a substantial portion of our revenue and are subject to risks inherent in conducting business outside of the United States; and

•	Our operations are vulnerable to interruption or loss due to natural disasters, power loss, strikes and other events beyond our control, which would adversely affect our business.

For a complete description of these risks, please see the SEC filings referred to in Section 17, Additional Information, of this Offer to Exchange.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will surrenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE ELECTRONIC ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TRIDENT MICROSYSTEMS, INC.
February 10, 2010

APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF TRIDENT MICROSYSTEMS, INC.

The directors and executive officers of Trident and their positions and offices as of February 9, 2010, are set forth in the following table:

Name	Age	Position and Offices Held

Directors:
David H. Courtney	50	Chairman of the Board
Brian R. Bachman	65	Director
Richard L. Clemmer	58	Director
Sylvia Summers Couder	57	Director
A.C. D’Augustine	65	Director
Philippe Geyres	57	Director
J. Carl Hsu	68	Director
David Kerko	36	Director
Raymond K. Ostby	62	Director
Executive Officers:
Sylvia Summers Couder	57	Chief Executive Officer
Christos Lagomichos	54	President
David L. Teichmann	53	Executive Vice President, General Counsel and Corporate Secretary
Pete J. Mangan	50	Executive Vice President and Chief Financial Officer
Richard H. Janney	51	Vice President and Corporate Controller

*	Hungwen Li, age 59, Trident’s Regional Vice President, Greater China, is not an “executive officer” for purposes of Section 16 of the Exchange Act but was identified as a “named executive officer” in Trident’s definitive proxy statement for its 2010 annual meeting of stockholders and thus will not be eligible to participate in the offer.

The address of each director and executive officer is: c/o Trident, 3408 Garrett Drive, Santa Clara, California 95054-2803. The telephone number for each director and executive officer at this location is (408) 764-8808.

A-1

APPENDIX B-1

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

PEOPLE’S REPUBLIC OF CHINA

The following is a summary of the material Chinese income tax consequences of participating in the offer for those employees subject to Chinese income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in the People’s Republic of China as of February 9, 2010, and should be treated with appropriate caution. Those authorities may be changed, perhaps retroactively, so as to result in income tax and other tax consequences different from those discussed below. The tax consequences of each employee will depend on that employee’s individual circumstances.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the Chinese tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Option Exchange.  It is unlikely that you will be subject to any taxation issues as a result of the cancellation of your outstanding option in exchange for the right to receive the replacement restricted stock units.

Grant of Replacement Restricted Stock Units.  You likely will not be subject to tax when the replacement restricted stock units are granted to you.

Vesting of Replacement Restricted Stock Units.  You will likely be subject to income tax, but not social insurance contributions, when the restricted stock units vest. The taxable amount will be the fair market value of the shares at vesting.

Sale of Shares.  You will be subject to capital gains tax when you subsequently sell any shares acquired at vesting of the restricted stock units at a gain. You will be taxed on the difference between the sale price and the fair market value of the shares at vesting. In order to comply with the regulations of the State Administration of Foreign Exchange (“SAFE”), the proceeds from the sale of the shares acquired at vesting of the restricted stock units must be repatriated to China through the SAFE-approved bank account established by your employer or its affiliate.

Withholding and Reporting.  Your employer will withhold and report income taxes incurred upon the vesting of the restricted stock units.

APPENDIX B-2

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

HONG KONG

The following is a summary of the material income tax consequences of participating in the offer for those employees subject to Hong Kong income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in Hong Kong as of February 9, 2010, and should be treated with appropriate caution. Those authorities may be changed, perhaps retroactively, so as to result in income tax and other tax consequences different from those discussed below. The tax consequences of each employee will depend on that employee’s individual circumstances.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the tax consequences in Hong Kong in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

SECURITIES WARNING:

The Offer to Exchange, any restricted stock units that you may receive in exchange for eligible options, and any shares issued to you in connection with vested restricted stock units do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of the Company or its subsidiaries. The award agreements, including any country-specific appendix thereto, the Offer to Exchange, the 2010 Plan and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any restricted stock units that you may receive for the exchange of eligible options, and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the 2010 Plan, or the award agreements, including any country-specific appendix thereto, you should obtain independent professional advice.

Option Exchange.  It is unlikely that you will be subject to any taxation issues as a result of the cancellation of your outstanding option in exchange for the right to receive the replacement restricted stock units.

Grant of Replacement Restricted Stock Units.  You likely will not be subject to tax when the replacement restricted stock units are granted to you.

Vesting of Replacement Restricted Stock Units.  You likely will be subject to income tax when the restricted stock units vest. The taxable amount will be the fair market value of the shares issued to you at vesting. You will not be subject to Mandatory Provident Fund contributions or other social insurance contributions on this amount.

Please note that if you leave Hong Kong permanently and the restricted stock units subsequently vest, all or a portion of any income you receive at vesting may still be considered Hong Kong-source employment income and subject to tax in Hong Kong. You may elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. Please consult your personal tax advisor if you are planning to permanently leave Hong Kong and are considering settling your tax liability prior to departure as described above.

Sale of Shares.  You will not be subject to capital gains tax or salaries tax on any gain you realize when you subsequently sell any shares acquired at vesting of the restricted stock units.

Withholding and Reporting.  Your employer is not required to withhold income tax or social insurance contributions when the restricted stock units vest. However, because the fair market value of the shares at vesting qualifies as additional salary under Hong Kong law, your employer will report the income recognized at vesting on its annual return. You are responsible for reporting and paying any tax resulting from the vesting of the restricted stock units.

APPENDIX B-3

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

JAPAN

The following is a summary of the material Japanese income tax consequences of participating in the offer for those employees subject to Japanese income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in Japan as of February 9, 2010, and should be treated with appropriate caution. Those authorities may be changed, perhaps retroactively, so as to result in income tax and other tax consequences different from those discussed below. The tax consequences of each employee will depend on that employee’s individual circumstances.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the Japanese tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Option Exchange.  The Japanese tax treatment of an exchange of options for restricted stock units pursuant to the Offer to Exchange is uncertain because there are no specific tax provisions related to such an exchange. You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units pursuant to the Offer to Exchange. However, we recommend that you consult your personal tax advisor regarding the potential tax consequences of the Offer to Exchange.

Grant of Replacement Restricted Stock Units.  Although the tax treatment of the restricted stock units granted in exchange for eligible options is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the restricted stock units are granted to you.

Vesting of Replacement Restricted Stock Units.  You will likely be subject to income tax, but not social insurance contributions, when the restricted stock units vest. The taxable amount will be the fair market value of the shares at vesting, which will likely be characterized as remuneration income.

Sale of Shares.  You will be subject to capital gains tax when you subsequently sell any shares acquired at vesting of the restricted stock units at a gain. You will be taxed on the difference between the sale price and the taxable amount incurred by the restricted stock units, which is likely the fair market value of the shares at vesting of the restricted stock units. Please consult your personal tax advisor to determine whether you may be eligible for a reduced capital gains rate.

Withholding and Reporting.  Your employer is not required to withhold or report income tax when the restricted stock units vest. You are responsible for reporting and paying any tax resulting from the exchange of eligible options, the grant and vesting of the restricted stock units and the sale of your shares.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they have been auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

APPENDIX B-4

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

TAIWAN

The following is a summary of the material Taiwanese income tax consequences of participating in the offer for those employees subject to Taiwan income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in Taiwan as of February 9, 2010, and should be treated with appropriate caution. Those authorities may be changed, perhaps retroactively, so as to result in income tax and other tax consequences different from those discussed below. The tax consequences of each employee will depend on that employee’s individual circumstances.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the Taiwanese tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Option Exchange.  You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units pursuant to the Offer to Exchange.

Grant of Replacement Restricted Stock Units.  You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Replacement Restricted Stock Units.  You will be subject to income tax, but not social insurance contributions, when the restricted stock units vest you. The taxable amount will be the fair market value of the shares at vesting.

Sale of Shares.  You will not be subject to capital gains tax when you subsequently sell any shares acquired upon vesting of the restricted stock units.

However, any income you recognize upon the sale of your shares will be included as part of your regular income for calculating alternative minimum tax (“AMT”) and may be subject to AMT. You should consult your personal tax advisor regarding whether the AMT regime will apply to any income you recognize upon the sale of your shares.

Withholding and Reporting.  Your employer is not required to withhold income tax or social insurance contributions when the restricted stock units vest. You will be responsible for reporting and paying any tax resulting from the vesting of the restricted stock units and the sale of shares. However, your employer may prepare a non-withholding statement that includes your name, address, ID number and the taxable amount from your restricted stock units and may file the non-withholding statement with the tax authorities. If your employer prepares a non-withholding statement, your employer will deliver a copy of it to you. You are required to report the income from your restricted stock units on your annual tax return and pay any taxes due.

B-4